To the Board of Directors
Method Products Corp.

Dear Sirs:

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information Method Products Corp. and subsidiary for the three month and nine month periods ended March 31, 2000, as indicated in our report dated June 2, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being used in this Registration Statement (File No. 333-61629) of The Arielle Corp. on Form SB-2.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of that Act.


/s/ Ahearn, Jasco + Company, P.A.
---------------------------------

AHEARN, JASCO + COMPANY, P.A.
Certified Public Accountants

Pompano Beach, Florida
August 15, 2000